Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2016 Financial Results

Achieves Record Annual Revenue and Gross Profit

Plano, Texas – February 14, 2017 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2016.

Year 2016 Highlights

•	Revenue grew to a record $942.2 million, an increase of 11.0 percent over the $848.9 million in 2015 due primarily to the Pericom acquisition;

•	GAAP gross profit was a record $286.9 million as compared to $248.6 million in 2015;

•	GAAP gross margin improved 120 basis points to 30.5 percent from 29.3 percent in 2015;

•	GAAP net income was $15.9 million, or $0.32 per diluted share, compared to $24.3 million, or $0.49 per diluted share in 2015;

•	Non-GAAP adjusted net income was $38.4 million, or $0.77 per diluted share, compared to $42.3 million, or $0.86 per diluted share in 2015;

•	Excluding $9.1 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.18 per diluted share; and

•	Achieved $124.7 million cash flow from operations and $66.2 million free cash flow, including $58.5 million of capital expenditures or 6.2 percent of revenue. Net cash flow was $29.4 million, which includes the pay down of $36.4 million of long-term debt and $18 million for the stock buyback.

Fourth Quarter Highlights

•	Revenue was $232.1 million, a decrease of 7.4 percent from the $250.7 million in the third quarter 2016 due mainly to the KFAB fire, and an increase of 8.3 percent from the $214.4 million in fourth quarter 2015 due primarily to the Pericom acquisition;

•	Gross profit was $67.3 million, including approximately $5.3 million of fab expenses associated with the KFAB fire, compared to $80.6 million in third quarter 2016 and $53.6 million in fourth quarter 2015;

•	Gross profit margin was 29.0 percent, compared to 32.2 percent in third quarter 2016 and 25.0 percent in fourth quarter 2015;

•	GAAP net income was $1.3 million, or $0.03 per diluted share, including approximately $4.0 million or $0.08 per diluted share negative impact due to the KFAB fire and $2.1 million or $0.04 per diluted share negative impact due to a non-cash impairment of a non-operating investment, compared to GAAP net income $10.6 million, or $0.21 per diluted share, in third quarter 2016 and a GAAP net loss of $4.8 million, or ($0.10) per share, in fourth quarter 2015 due mainly to the Pericom acquisition;

•	Non-GAAP adjusted net income was $7.7 million, or $0.15 per diluted share, compared to $15.1 million, or $0.30 per diluted share, in third quarter 2016 and $6.7 million, or $0.14 per diluted share, in fourth quarter 2015;

•	Excluding $0.8 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.02 per diluted share;

•	Repurchased 691,196 shares of common stock totaling approximately $18.0 million; and

•	Achieved $49.8 million of cash flow from operations, and $38.3 million free cash flow, including $11.5 million of capital expenditures. Net cash flow was $27.3 million, including the stock repurchase.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Diodes ended the year achieving record revenue and gross profit, driven by increased content at new customers as well as higher contribution from new products. We also made solid progress on our integration of Pericom Semiconductor throughout the year, which sets the stage for expanded growth opportunities in 2017.

“Additionally, our automotive revenue reached a record level, increasing almost 50% over the prior year and representing 7% of our annual revenue. Over the past three years, Diodes has significantly advanced our automotive strategy through investments in new products and customer expansion. Going forward, we expect to further expand revenue growth and capture additional share through new product introductions and design wins.

“Lastly, we ended the year with a stronger balance sheet, reducing debt by $36 million, generated $125 million in net cash from operations and returned approximately 15% of that to our stockholders. We maintained CapEx at approximately 6% of revenue, which is at the low end of our 5-9% model. We are continuing to make solid progress on process development at our 8” fab in Shanghai (SFAB2), which we expect to complete by the end of first quarter 2017. Our collective achievements throughout the year position the Company for continued growth, market share gains and margin expansion as we aim to reach our goal of $1 billion in annual revenue.”

Update on Lee’s Summit Wafer Fab (KFAB)

As previously announced, Diodes experienced a fire on November 18, 2016 in the wet etch wafer fabrication area at its wafer fab in Lee’s Summit, Mo. This fire resulted in a temporary suspension of production. The cleanup and repair cost, coupled with the fab idle capacity expenses in the fourth quarter, was approximately $7.5 million before tax, which was partially offset by a $1.5 million initial insurance payment. The Company received the necessary approvals from the fire department to commence production on January 20, and, after tool qualification, normal production resumed on January 23, 2017. Diodes is working diligently to recover lost output in order to fully support customers’ requirements in a timely manner.

In addition, Diodes has been notified that the landlord has decided not to renew the lease of the KFAB wafer fabrication plant, which expires on December 31, 2017. KFAB has leased this facility since 1994.

In light of the landlord’s decision not to renew the lease, Diodes has begun activities to transfer the KFAB wafer manufacturing operations to other Diodes’ wafer fabrication plants and external foundries. The Company expects to cease operations there late in third quarter 2017 and to vacate the premises no later than November 15, 2017. Employees will be offered retention and standard severance packages.

Total KFAB shutdown costs are expected to be approximately $10 million to $12 million, on a pretax basis, which will be expensed and paid throughout 2017. Expenses to be incurred include cash costs of approximately $4 million for employee retention and severance, $2 million for contract termination costs, $2 million for equipment and building decommissioning costs as well as non-cash costs of $2 million for equipment impairment and $1 million of inventory write-off. Because of lower costs and improved utilization at its internal wafer fabs, Diodes expects the annual savings to be $11 million to $13 million once the equivalent volume has been fully transferred to other production sites.

The Company estimates the quarterly shutdown charges in 2017 to be: approximately $1.1 million ($0.7 million after tax, or approximately $0.01 per diluted share) in first quarter 2017; approximately $1.1 million ($0.7 million after tax, or approximately $0.01 per diluted share) in second quarter 2017; approximately $2.9 million ($1.9 million after tax, or approximately $0.04 per diluted share) in third quarter 2017; and approximately $5.7 million ($3.7 million after tax, or approximately $0.07 per diluted share) in fourth quarter 2017.

Fourth Quarter 2016

Revenue for fourth quarter 2016 was $232.1 million, a decrease of 7.4 percent from the $250.7 million in third quarter 2016 and an increase of 8.3 percent from the $214.4 million in fourth quarter 2015. Revenue in the quarter declined sequentially due to the KFAB fire combined with typical seasonality.

GAAP gross profit for fourth quarter 2016 was $67.3 million, or 29.0 percent of revenue, compared to third quarter 2016 of $80.6 million, or 32.2 percent of revenue and fourth quarter 2015 of $53.6 million, or 25.0 percent of revenue. The sequential decrease in gross profit margin was due primarily to the decline in revenue and the impact on utilization from the KFAB fire.

GAAP operating expenses for fourth quarter 2016 were $61.9 million, or 26.7 percent of revenue, and $56.5 million, or 24.3 percent of revenue, on a non-GAAP basis, which excludes $5.4 million of retention and amortization of acquisition-related intangible asset expenses. This compares to GAAP operating expenses of $60.7 million, or 24.2 percent of revenue, in third quarter 2016, or 22.0 percent on a non-GAAP basis.

Fourth quarter 2016 GAAP net income was $1.3 million, or $0.03 per diluted share, compared to $10.6 million, or $0.21 per diluted share, in third quarter 2016 and a net loss of $4.8 million, or ($0.10) per share, in fourth quarter 2015.

Fourth quarter 2016 non-GAAP adjusted net income was $7.7 million, or $0.15 per diluted share, which excluded, net of tax, $4.1 million of non-cash acquisition-related intangible asset amortization costs and $2.1 million of non-cash impairment related to a non-operating investment. This compares to non-GAAP adjusted net income of $15.1 million, or $0.30 per diluted share, in third quarter 2016 and $6.7 million, or $0.14 per diluted share, in fourth quarter 2015.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		December 31, 2016
GAAP net income		$1,268

GAAP diluted earnings per share		$0.03

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom		2,900
Retention costs	179
Amortization of acquisition-related intangible assets	2,721
Others		1,410
Amortization of acquisition-related intangible assets	1,410
Impairment of non-operating investment		2,092

Non-GAAP net income		$7,670

Non-GAAP diluted earnings per share		$0.15

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2016 GAAP net income and non-GAAP adjusted net income was approximately $0.8 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP EPS and non-GAAP adjusted EPS would have increased by $0.02 per share for fourth quarter 2016, $0.06 for third quarter 2016, and $0.05 for fourth quarter 2015.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for fourth quarter 2016, was $29.2 million, compared to $42.5 million for third quarter 2016 and $16.6 million for fourth quarter 2015. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For fourth quarter 2016, net cash provided by operating activities was $49.8 million. Net cash flow was $27.3 million, including the stock repurchase. Free cash flow was $38.3 million, which includes $11.5 million of capital expenditures.

Balance Sheet

As of December 31, 2016, the Company had approximately $278 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $415 million, and working capital was approximately $547 million.

Share Repurchase

During the fourth quarter, Diodes returned approximately $18.0 million of cash to stockholders by repurchasing approximately 691,196 shares of common stock under its previously announced share repurchase program. From the beginning of the share repurchase program in November 2015, Diodes has purchased a total of approximately 1,157,206 shares for an aggregate purchase price of $29 million, representing approximately 2 percent of shares outstanding.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Annual Report on Form 10-K for the year ending December 31, 2016.

Business Outlook

Dr. Lu concluded, “For the first quarter of 2017, we expect revenue to range between $220 million and $240 million, or down 5.2 to up 3.4 percent sequentially, reflecting typical seasonality as well as a one month impact from the KFAB fire. We expect gross margin to be 28.5 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 25.0 percent of revenue, plus or minus 1 percent. We expect other expense to be approximately $4.3 million which includes $1.5 million of KFAB cleanup and repair cost. Our income tax rate is expected to be 29 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 50.4 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.2 million after tax are not included in these non-GAAP estimates.”

As previously mentioned, Diodes’ KFAB facility will cease operations late in the third quarter 2017 with production moved to other Diodes’ wafer fabs and external foundries and the premises vacated by November 15, 2017. The pre-tax closure costs are expected to be $10 million to $12 million in 2017 with approximately $1.1 million in first quarter 2017. These shutdown costs have not been included in the above estimates.

Conference Call

Diodes will host a conference call on Tuesday, February 14, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and fiscal 2016 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 53437196. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 21, 2017 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 53437196. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters is located in Plano, Texas and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains and increase in gross profits in 2017 and beyond; that for the first quarter of 2017, we expect revenue to range between $220 million and $240 million, or down 5.2 to up 3.4 percent sequentially, reflecting typical seasonality as well as a one month impact from the KFAB fire; that we expect gross margin to be 28.5 percent, plus or minus 1 percent; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 25 percent of revenue, plus or minus 1 percent; that we expect other expense to be approximately $4.3 million which includes $1.5 million of KFAB cleanup and repair cost. Our income tax rate is expected to be 29 percent, plus or minus 3 percent; that shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 49 million; and that the pre-tax closure costs related to KFAB are expected to be $10 to $12 million in 2017 with approximately $1.1 million in first quarter 2017. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks that we may experience delays in the timely completion of process development at SFAB 2 or that we may face delays in recovering output lost as a result of the KFAB fire and in achieving a timely transfer of the KFAB wafer manufacturing operations to other facilities; the risks that our estimates of the costs and timing of the KFAB shutdown and transition of operations may be incorrect; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand that may render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes;; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
NET SALES	$232,085	$214,381	$942,162	$848,904
COST OF GOODS SOLD	164,822	160,784	655,239	600,321

Gross profit	67,263	53,597	286,923	248,583
OPERATING EXPENSES
Selling, general and administrative	39,091	40,963	158,256	139,245
Research and development	17,690	16,383	69,937	57,027
Amortization of acquisition-related intangible assets	5,099	2,966	20,478	8,596
Others	12	57	196	1,613

Total operating expenses	61,892	60,369	248,867	206,481

Income from operations	5,371	(6,772)	38,056	42,102
OTHER INCOME (EXPENSES)
Interest income	282	311	1,357	1,006
Interest expense	(3,377)	(1,630)	(13,257)	(4,232)
Loss on securities carried at fair value	—	545	—	400
Impairment on non-operating investment	(3,218)		(3,218)
Other	3,591	693	2,097	1,319

Total other expenses	(2,722)	(81)	(13,021)	(1,507)
Income before income taxes and noncontrolling interest	2,649	(6,853)	25,035	40,595
INCOME TAX PROVISION (BENEFIT)	617	(2,097)	6,558	14,082

NET INCOME	2,032	(4,756)	18,477	26,513
Less: NET INCOME attributable to noncontrolling interest	(764)	(17)	(2,542)	(2,239)

NET INCOME (LOSS) attributable to common stockholders	$1,268	$(4,773)	$15,935	$24,274

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.03	$(0.10)	$0.33	$0.50

Diluted	$0.03	$(0.10)	$0.32	$0.49

Number of shares used in computation
Basic	48,897	48,495	48,597	48,210

Diluted	50,038	48,495	49,789	49,500

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2016:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$1,268

Earnings per share (Per-GAAP)
Diluted			$0.03

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom			2,900
Retention costs	274	(95)
Amortization of acquisition-related intangible assets	3,319	(598)
Others			1,410
Amortization of acquisition-related intangible assets	1,779	(369)
Impairment of non-operating investment	3,218	(1,126)	2,092

Non-GAAP			$7,670

Diluted shares used in computing earnings per share			50,038

Non-GAAP earnings per share
Diluted			$0.15

Note: Included in GAAP and non-GAAP net (loss) income was approximately $0.8 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.02 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2015:

	COGS	Operating Expenses	Income Tax Provision	Net (Loss) Income
Per-GAAP				$(4,773)

Loss per share (Per-GAAP)				$(0.10)

Adjustments to reconcile net income to Non-GAAP net income:
M&A Activities
Pericom				9,610
Inventory adjustment	3,060		(153)
Transaction costs		332	(116)
Retention costs		132	(46)
Amortization of acquisition related intangible assets		1,101	(198)
Employee award costs	253	7,613	(2,368)
Others				1,478
Amortization of acquisition related intangible assets		1,866	(388)
Severance		645	(226)	419

Non-GAAP				$6,734

Diluted shares used in computing earnings per share				49,518

Non-GAAP earnings per share
Diluted				$0.14

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.5 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$15,935

Earnings per share (Per-GAAP)
Diluted				$0.32

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom				14,618
Inventory adjustment	3,060		(153)
Transaction costs		280	(98)
Retention costs		1,464	(512)
Amortization of acquisition-related intangible assets		13,243	(2,384)
Employee award costs		(404)	122
Others				5,736
Amortization of acquisition-related intangible assets		7,235	(1,499)
Impairment of non-operating investment		3,218	(1,126)	2,092

Non-GAAP				$38,381

Diluted shares used in computing earnings per share				49,789

Non-GAAP earnings per share
Diluted				$0.77

Note: Included in GAAP and non-GAAP adjusted net income was approximately $9.1 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.18 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2015:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$24,274

Earnings per share (Per-GAAP)
Diluted				$0.49

Adjustments to reconcile net income to Non-GAAP net income:
M&A Activities
Pericom				10,365
Inventory adjustment	3,060		(153)
Transaction costs		1,493	(522)
Retention costs		132	(46)
Amortization of acquisition related intangible assets		1,101	(198)
Employee award costs	253	7,613	(2,368)
Others				6,037
Retention costs		83	(13)
Amortization of acquisition related intangible assets		7,496	(1,529)
Impairment loss on long-lived assets		1,470	(220)	1,250
Severance		645	(226)	419

Non-GAAP				$42,345

Diluted shares used in computing earnings per share				49,500

Non-GAAP earnings per share
Diluted				$0.86

Note: Included in GAAP and non-GAAP adjusted net income was approximately $10.1 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.20 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs and amortization of acquisition-related intangible assets. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments– The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory. This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the fourth quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Employee award costs –The Company adjusted for costs related to the immediate vesting of Pericom equity awards upon closing of the Pericom acquisition. The expense for these awards was recognized immediately after the acquisition and the Company believes adjusting for the one-time expense related to the immediate vesting of these awards provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods that may not reflect such costs.

Impairment on non-operating investment – The Company adjusted for costs related to the noncash impairment of equity investments that the company made that are not related to the Company’s operations. The Company feels the exclusion of the expense related to the write-down of these investments provides investors a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods that may not reflect such expenses.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter and the full-year of 2016 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the fourth quarter of 2016, FCF was $38.3 million ($49.8 million less $11.5 million). For the full year of 2016, FCF was $66.2 million ($124.7 million less $58.5 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (per-GAAP)	$1,268	$(4,773)	$15,935	$24,274
Plus:
Interest expense, net	3,095	1,319	11,900	3,226
Income tax provision	617	(2,097)	6,558	14,082
Depreciation and amortization	24,229	22,131	98,960	80,100

EBITDA (non-GAAP)	$29,209	$16,580	$133,353	$121,682

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$247,802	$218,435
Short-term investments	29,842	64,685
Accounts receivable, net	217,217	218,496
Inventories	193,483	202,832
Prepaid expenses and other	44,438	46,103

Total current assets	732,782	750,551

PROPERTY, PLANT AND EQUIPMENT, net	401,988	439,340
DEFERRED INCOME TAXES, non-current	56,047	45,120
OTHER ASSETS
Goodwill	129,412	132,913
Intangible assets, net	174,876	196,409
Other	33,447	34,494

Total assets	$1,528,552	$1,598,827

CURRENT LIABILITIES
Accounts payable	$87,600	$86,463
Accrued liabilities	71,562	77,801
Income tax payable	11,855	5,117
Current portion of long-term debt	14,356	10,282

Total current liabilities	185,373	179,663

LONG-TERM DEBT, net of current portion	413,126	453,738
DEFERRED TAX LIABILITIES - non current	28,213	32,276
OTHER LONG-TERM LIABILITIES	81,373	90,153

Total liabilities	708,085	755,830

COMMITMENTS AND CONTINGENCIES
EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 49,376,582 and 48,614,087 issued at December 31, 2016 and December 31, 2015, respectively	32,919	32,404
Additional paid-in capital	354,574	344,086
Retained earnings	530,215	514,280
Treasury stock, at cost, 1,157,206 and 466,010 shares held at December 31, 2016 and December 31, 2015, respectively	(29,023)	(11,009)
Accumulated other comprehensive loss	(112,666)	(84,416)

Total Diodes Incorporated stockholders’ equity	776,019	795,345
Noncontrolling interest	44,448	47,652

Total equity	820,467	842,997

Total liabilities and equity	$1,528,552	$1,598,827